UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 5, 2005

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane Westmont, Illinois 60559
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05               Costs Associated with Exit or Disposal Activities.

On September 9, 2004, the Board of Directors of SIRVA, Inc. (“SIRVA”) authorized, approved and committed SIRVA to a disposal plan involving its logistics businesses (the “Disposal Plan”).  As previously disclosed, SIRVA has disposed of its high-value products and homeExpress businesses and its Specialized Transportation Europe business.

Also as previously disclosed, on July 14, 2005, SIRVA, through its subsidiary North American Van Lines, Inc. (“NAVL”), executed a definitive agreement (the “Agreement”) to sell its Transportation Solutions business, known in the industry as SIRVA Logistics (the “Business”) to NAL Worldwide LLC, an affiliate of Lake Capital Partners LP (the “Buyer”).  On August 5, 2005, SIRVA completed the disposition of the Business.

In connection with the Agreement, SIRVA expects to incur charges related to logistics warehouses under lease.  SIRVA currently estimates these exit costs will amount to approximately $6 million, for Business facilities exited by SIRVA and not assigned to the Buyer.  These charges primarily include costs associated with vacancy periods prior to sublease, and estimated sublease rental payments that are less than SIRVA’s rental payments under its leases with the landlords.  SIRVA may also incur one-time agent settlement payments to offset agents’ loss of booking commissions as a result of the sale of the Business.  As more exact costs become known, additional disclosure will be provided.  SIRVA expects that all of the disposal costs listed above will result in future cash expenditures.

Item 8.01                                 Other Events.

The information included in the second paragraph of Item 2.05 above is incorporated herein by this reference.

Under the terms of the Agreement, NAVL assigned certain real property leases and customer contracts to Buyer and sold certain assets used in the Business, including furniture, fixtures, software and other intellectual property, in exchange for (a) a cash payment of $11.9 million paid at closing; (b) a cash payment of $1 million, payable upon completion by NAVL of all services it is required to provide to Buyer under an information technology services agreement, which services are expected to be completed within 12 months after closing; and (c) the Buyer’s assumption of certain liabilities, including certain of NAVL’s obligations under existing customer contracts and leases.  NAVL also retained the pre-closing working capital of the Business, which is currently estimated at approximately $7 - $9 million.  In connection with the Agreement, the Buyer also agreed to sublease certain logistics warehouses from NAVL.

This transaction represents the final step in the Disposal Plan.  The description of the Agreement set forth above is qualified in its entirety by reference to the actual terms of the Agreement, a copy of which will be filed by SIRVA as an exhibit to the appropriate periodic report to be filed in the future.

Item 9.01               Financial Statements and Exhibits.

(a)          Financial Statements of Business Acquired.

Not applicable.

(b)          Pro Forma Financial Information.

Not applicable.

(c)                                Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: August 11, 2005
	By:	/s/ RALPH A. FORD
	Name:	Ralph A. Ford
	Title:	Senior Vice President, General Counsel & Secretary